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                                                                    EXHIBIT 99.1


NEWS RELEASE...NEWS RELEASE...NEWS RELEASE...NEWS RELEASE



            CIVITAS BANKGROUP CONTINUES RECOVERY, EXPERIENCES GROWTH


FRANKLIN, Tenn. (October 21, 2003) - Civitas BankGroup (OTC: CVBG) reported improved profits and a significant reduction in non-performing assets for the third quarter 2003.

For the first nine months of 2003, Civitas BankGroup earned $365,000, compared to a net income of $202,000 for the same period in 2002, an increase of 80.7%. For the third quarter 2003, Civitas reported net income of $308,000, as compared to a loss of $345,000 for the second quarter 2003. Net income for the third quarter 2002 was $1,033,000.

Non-performing assets (non-accrual loans and foreclosed properties) at Civitas BankGroup declined significantly to $19.6 million at September 30, 2003. This was a decline of nearly 20% from the June 30, 2003, total of $23.7 million. Problem assets peaked at $26.4 million at September 30, 2002.

"The trend in non-performing assets is the most encouraging news at Civitas," commented Richard E. Herrington, President of Civitas BankGroup. "These troubled assets are a burden on our operating results, and this noticeable improvement is evidence of our progress in identifying and resolving our problem credits. Further, we also saw improvement in other asset quality measurements, particularly the level of delinquent loans."

In addition, asset growth continued to be strong at Civitas BankGroup. As of September 30, 2003, assets totaled $832 million, which represented a 22.5% annualized growth rate from December 31, 2002 total assets. Other annualized growth rates for the same time period were 6.5% for loans and 20.8% for deposits.

Compared to September 30, 2002, assets have grown 18.7%, loans are up 5.1%, and deposits increased by 16.6%.

"Our focus in 2003 is to rebuild our banking franchise to a position as a leader among community banks," added Herrington. "The results from the third quarter tell us that our 2003 plan which puts an emphasis on solving credit problems and building a better credit culture is working."


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"Despite historically low interest rates, trying economic times both nationally and regionally, and the multi-faceted impact of problem assets, we have been able to grow our customer base and maintain interest margins. This demonstrates the strength of our franchise and the capabilities of our bankers," said Herrington.

"We took another positive step in the third quarter with the acquisition of $9.1 million in new equity for our company. This gives us a firm foundation to solve current problems and to build for the future," he added. "In addition, we were pleased to have recently paid a quarterly dividend of $.015 per share."

Civitas BankGroup, formerly known as Cumberland Bancorp, is a multi-bank holding company operating 26 retail offices. It is the parent company of Cumberland Bank South in Franklin, Cumberland Bank in Carthage, BankTennessee in Collierville, Bank of Dyer, and Bank of Mason.

THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING OUR FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT US, IS CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.